Exhibit 99.1

press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	January 30, 2006		716-687-4225

MOOG INC. ANNOUNCES COMPLETION OF EXCHANGE

OFFER FOR 6 ¼% SENIOR SUBORDINATED NOTES

East Aurora, NY, Moog Inc. (NYSE:MOG.A and MOG.B) announced today the completion of an exchange offer for its 6 ¼% senior subordinated notes due 2015 that were issued on September 12, 2005 in a private placement to qualified institutional buyers.  Pursuant to the exchange offer, $50 million in aggregate principal amount of its 6 ¼% senior subordinated notes due 2015, which were registered under the Securities Act of 1933 (the “Exchange Notes”), were offered for $50 million in aggregate principal amount of Moog’s 6 ¼% senior subordinated notes due 2015, which were issued pursuant to Rule 144A and Regulation S under the Securities Act of 1933 on September 12, 2005 (the “Restricted Notes”).  The Exchange Notes are additional notes under the indenture dated January 10, 2005, as supplemented, governing Moog’s existing $150 million 6 ¼% senior subordinated notes due 2015.

The exchange offer expired at 5:00 p.m., New York City time, on January 27, 2006.  The Exchange Notes have substantially identical terms to the Restricted Notes, except that the Exchange Notes have been registered under the Securities Act of 1933 and are not subject to restrictions on transfer.  The exchange offer was made to satisfy Moog’s obligations under a registration rights agreement entered into with the initial purchaser of the Restricted Notes at the time such notes were originally issued.  JP Morgan Chase Bank, N.A. acted as exchange agent for the exchange offer.

As of the expiration of the exchange offer, all of the $50 million in aggregate principal amount of Restricted Notes were tendered for exchange.  All Restricted Notes that were properly tendered in the exchange offer will be accepted for exchange.

Moog filed a registration statement, including a prospectus and other related documents, on Form S-4 with the United States Securities and Exchange Commission in connection with this exchange offer.  The terms of the Exchange Notes are set forth in the prospectus.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction.

Moog is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

Additional information about Moog can be found on its website, http://www.moog.com.